Exhibit 10.15

LICENSE AGREEMENT

This is an Agreement between Whitney Information Network, Inc., a Colorado corporation (“WIN”) and Rich Dad Education, LLC, a Wyoming limited liability company,(the “Licensee”),

WHEREAS, WIN and Rich Global, LLC. a Wyoming limited liability company (Rich Dad), have entered into a Limited Liability Company Agreement (the “LLC Agreement”) of even date herewith pursuant to which WIN has agreed to enter into this License Agreement and Rich Dad has agreed to enter into a license agreement through which Licensee is given the right to use certain intellectual properties relating to certain Business Information and certain trade names, trademarks, and servicemarks (“Rich Dad Marks”);

WHEREAS, WIN has the right to grant licenses with respect to use of certain intellectual properties relating to marketing models and systems for conducting seminars (the WIN model).

WHEREAS, Licensee desires to utilize certain of those intellectual properties upon and in connection with certain seminars hereinafter described;

Accordingly, the parties agree as follows:

1. Definitions

1.1           The term “Business” means the sole activities of promoting, marketing, and conducting educational seminars on Permitted Subjects utilizing the “Modified WIN Marketing Model” described in Appendix 1.1.

1.2           The term “Permitted Subjects” mean the subjects of real estate, business, the stock market, and such other subjects, if any, identified in Schedule 1.2 as may be amended in writing from time to time by the parties.

1.3           The term “Field of Use” means seminars on the Permitted Subjects offered to the general public which are not represented as having WIN Personalities as speakers or participants. The Field of Use does not include “Coaching” or other subscription based programs.

1.4           The term “WIN Personalities” means Russ Whitney and other individuals otherwise associated with WIN and its affiliated brands.

1.5           The term Know-How” means general and specific knowledge, experience and information, not in written or printed form.

1.6           The term “Business Data” means documents and other media (whether in human or machine readable form) pertaining to conducting the Business including, but not limited to, plans, specifications, descriptions of procedures, quality and inspection standards, test records and data.

1.7           The term “Customer Data” means documents and other media (whether in human or machine readable form) containing information, regarding customer and prospective customers.

1.8           The term “Business Information” means Know-How, Business Data, and Customer Data.

1.9           The term “Licensed WIN Business Information” means Business Information applicable to the development or conducting the Business communicated to, or embodied in items delivered to, the Licensee by or on behalf of WIN.

1.10         The term “Seminars” means seminars presented by Licensee during the term of this License Agreement.

1.11         The term “Seminar Materials” means all advertising and promotional materials, handouts, workbooks, presentations, manuals, software programs, and any other literature or material and other collateral items employed, provided, distributed, sold, or otherwise made available in connection with the Seminars.

1.12         The term “Confidential Information”, as used in this License Agreement, means any and all Technology, business information and/or data which is not readily ascertainable by proper means and which derives economic value, actual or potential, from not being generally known, and which has been the subject of efforts that are reasonable under the circumstances to maintain its secrecy. All Business Information and/or information relating to the products or operations of a party, which is provided to the other party, or to which the other party otherwise obtains access, pursuant to, or as a result of, this Agreement shall be treated as Confidential Information hereunder; Except such information which the other party can clearly show: (a) at the time of this Agreement is publicly and openly known; (b) after the date of this Agreement becomes publicly and openly known through no fault of the other party; (c) comes into the other party’s possession and lawfully obtained by the other party from a source other than from the party or a source deriving from the party, and not subject to any obligation of confidentiality or restrictions on use; or (d) is approved for release by written authorization of the other party.

1.13         The term “Licensed Marks” means the trade names, trademarks, and servicemarks identified in Schedule 1.13 to this License Agreement (as may be amended from time to time by written agreement of the parties), as well as any abbreviations, initialisms, and derivations thereof.

1.14         The term “Rich Dad Marks” means the trade name “Rich Dad Education”, the Rich Dad Education Logo, and such other trade names, trademarks, and servicemarks identified in Schedule 1.14, as well as any abbreviations, initialisms, and derivations thereof.

1.15                         The term “Territory” means the United States of America and Canada.

1.16                         The term “Accounting Period” shall mean a three (3) month period commencing on January 1, April 1, July 1 and October 1 and ending on March 31, June 30, September 30 and December 31, respectively, during the Term of this License Agreement.

1.17                         The term “Term” means the period of time from the execution date of this Agreement until the Agreement is terminated as provided in Paragraph 10.2 hereof.

2. Grant of License

2.1                               Subject to the terms and conditions of this License Agreement, WIN hereby grants to the Licensee:

a. A right and license to use, subject to Section 5, the Licensed WIN Business Information in, and in connection with, the Business in the Field of Use in the Territory.

b. A right and license to use the Licensed Marks in connection with the Business in the Field of Use in the Territory, but solely in conjunction with use of the Rich Dad Marks pursuant to the license agreement between licensee and Rich Dad.

2.2                               The Licensee shall not:

a. use the Licensed WIN Business Information or Licensed Marks other than as permitted by this License Agreement;

b. during the term of this License Agreement provide Seminars with which Know-How and Business Data comprising Licensed WIN Business Information are not used;

c. during the term of this License Agreement provide seminars other than pursuant to this License Agreement; or

d. during the term of this License Agreement, advise on, promote, offer for sale or sell:

i. any investments or opportunities to invest; or

ii. any product or service not approved by WIN before hand in writing pursuant to Section 5.

2.3                               WIN shall not, during the term of this License Agreement, grant any third party a license to use the Licensed Trademarks within the Field Of Use. Licensee acknowledges that WIN may itself provide, or separately license others to provide, products and/or services outside of the Field of Use. WIN may provide seminars under the Licensed Marks in which WIN Personalities are speakers or participants,

and WIN Personalities may speak or participate in seminars hosted or sponsored by third parties.

2.4           The Licensee may not grant sublicenses hereunder or assign this License to any third party without the prior written approval of WIN. Any attempted sublicense or assignment in derogation of this provision shall be null and void.

3. Use of and Rights in the Licensed WIN Business Information

3.1           WIN shall provide to Licensee, in such form as reasonably requested by Licensee, Customer Data applicable to the development or conducting the Business (i.e., comprising Licensed WIN Business Information), pursuant to the LLC Agreement within a reasonable time, and shall provide seasonable updates.

3.2           WIN shall provide to Licensee, in such form as reasonably requested by Licensee, access to Know-How and Business Data comprising Licensed WIN Business Information sufficient for the development or conducting the Business.

3.3           Licensee shall submit a marketing plan to WIN for approval specifying the frequency of contact with respect to customers reflected in the Customer Data and such other information as WIN may reasonably request. Licensee shall not contact such customers until such plan is approved by WIN or other than in accordance with such approved plan.

3.4           All Seminar Materials including or derived from WIN Business Information shall include all proprietary notices (e.g. copyright notice, patent marking) reasonably requested by WIN.

3.5           Licensee acknowledges and agrees that this License Agreement grants Licensee no title or right of ownership in or to the Licensed WIN Business Information. The Licensee shall not at any time do or cause to be done any act, omission, or thing contesting or in any way impairing or tending to impair any part of WIN’s right, title and interest in the Licensed WIN Business Information.

3.6           In the event the Licensee shall be deemed to have acquired any rights in the Licensed WIN Business Information in the Territory (or anywhere in the world), the Licensee shall assign, and agrees to execute all documents reasonably requested by WIN to assign, all such rights in the Licensed WIN Business Information to WIN or its nominee.

3.7           Nothing in this License Agreement shall limit the right of WIN to limit the rights or access of the WIN to its own Business Information, or Licensed WIN Business Information.

4. Use of and Rights in the Licensed Marks, Marking

4.1           The Licensee shall use the Licensed Marks only in accordance with the terms of this Agreement, and shall not use the Licensed Marks, any derivations thereof, or any Mark confusingly similar thereto, except as permitted under this Agreement.

4.2           The Licensee shall maintain high standards of quality, style, appearance and service with respect to all seminars provided hereunder, and Seminar Materials. All seminars; and Seminar Materials, shall be in accordance with all applicable laws and regulations, and shall not violate or infringe any right of privacy or publicity, copyright, or trademark or constitute defamatory, obscene, or unlawful matter, or otherwise violate or infringe any personal or proprietary rights of any person, firm, or corporation.

4.3           All uses of Licensed Marks are subject to approval of WIN. The Licensed Marks shall be used only in connection with seminars and Seminar Materials that have been approved by WIN pursuant to Section 5.

4.4           All Seminar Materials shall include all proprietary notices (e.g., trademark markings, copyright notice, patent marking) reasonably requested by WIN.

4.5           The Licensee acknowledges the validity of the Licensed Marks. The Licensed Marks (and all versions and derivatives thereof) are owned by WIN and shall be and remain the exclusive property of WIN. All rights in and to the Licensed Marks other than those specifically granted to the Licensee herein, are reserved to WIN for its own use and benefit. The Licensee shall not acquire any ownership rights in or to the Licensed Marks and all use of the Licensed Marks by the Licensee shall inure to the benefit of WIN or its nominee.

4.6           In the event the Licensee shall be deemed to have acquired any rights in the Licensed Marks within the Territory (or anywhere in the world), the Licensee shall assign, and agrees to execute all documents reasonably requested by WIN to assign, all such rights in the Licensed Marks to WIN or its nominee.

5. Quality Control

5.1           All Seminars (including curriculum) and all Seminar Materials shall be subject to approval of WIN. The Licensee shall provide WIN access to samples for quality review upon WIN’s reasonable request.

5.2                               Approval Process

a. Licensee shall provide WIN a syllabus (in such form as WIN may reasonably request) for each Seminar and samples of all associated Seminar Materials (including any collateral items not bearing the Licensed Marks) prior to offering or conducting the Seminar or distributing or offering for sale or otherwise making available to the public the Seminar Materials.

b. Unless WIN notifies Licensee that the Seminar or Seminar Materials are rejected within thirty (30) days from receipt by WIN of the samples, Licensee may go forward with offering the Seminar and Seminar Materials, subject to paragraph 5.3.

c. After samples have been approved Licensee may not make any material change in the merchandise or materials without WIN’s prior approval.

d. Licensee shall provide WIN, without charge, additional samples of each item of Seminar Materials from time to time as WIN may reasonably request.

e. Paragraph 5.2b notwithstanding, any product, service or other collateral items (whether or not bearing the Licensed Marks) provided, distributed, offered for sale, or otherwise made available in connection with the Seminars shall be separately submitted to WIN, and shall not be provided, distributed, offered for sale, or otherwise made available in connection with the Seminars unless and until WIN approves such product, service or other collateral items in writing.

5.3                               If WIN determines at any time that there is a deficiency in a Seminar or Seminar Materials, WIN shall notify Licensee of the deficiency, and Licensee shall, as soon as practicable, but in any case within a 30-day period from such notice remedy the deficiency to WIN’s satisfaction.

6. Confidentiality

6.1                               Each party acknowledges the other’s Confidential Information is unique and valuable and was developed or otherwise acquired by the other at great expense, and that any unauthorized disclosure or use of the other’s Confidential Information would cause the other irreparable injury loss for which damages would be an inadequate remedy. The party agrees to hold such Confidential Information in strictest confidence, to use all efforts reasonable under the circumstances to maintain the secrecy thereof, and not to make use thereof other than in accordance with this License Agreement, and not to release or disclose Confidential Information to any third party without the other’s prior written consent, subject to a court order, or subject to a sublicense consistent with this Agreement and requiring the sublicensee to maintain the Confidential Information in strictest confidence, to use all efforts reasonable under the circumstances to maintain the secrecy thereof, not to make use thereof other than in accordance with the sublicense Agreement, and not to release or disclose Confidential Information to any third party without the other’s prior written consent.

6.2           Each party further acknowledges that any violation of this Section 6 shall constitute a material breach of this License Agreement resulting in irreparable injury to the non-breaching party and agree that, in addition to any and all other rights available to the non-breaching party by law or by this Agreement, the non-breaching party shall have the right to have an injunction entered against the party to enjoin any further violations of this Agreement.

7. License Fees and Reporting

7.1           In partial consideration of the Licenses granted hereunder, the Licensee shall pay to WIN a royalty in the amount of *** of gross revenue. Royalties with respect to activities within an Accounting Period shall be paid to WIN within 30 days of the end of the Accounting Period, except that no royalties or license fees shall be paid to WIN prior to one hundred fifty (150) days following the initial free customer acquisition Seminar. Payments will be made in U.S. Dollars and shall be considered to have been made when received by WIN at its principal place of business.

7.2           Gross revenue shall be considered realized when received by Licensee and shall be net of any separately itemized taxes, shipping, rebates, and discounts.

7.3           For each Accounting Period, the Licensee shall render to WIN, a written statement, in such form as WIN may request, setting forth the place, date, subject and attendance of seminars provided by Licensee during the Accounting Period, the applicable admission price, and such other information as WIN may reasonably request to verify the royalty payments due hereunder. Such statement shall be provided whether or not a royalty payment for the Accounting Period is to be made. The Licensee shall keep-such written records respecting seminars and attendance thereat put on by the Licensee as WIN may reasonably request so that royalties payable hereunder may be accurately determined, and shall permit such records to be examined by WIN or its authorized representative at any reasonable time during regular business hours to verify the records, reports and payments herein provided.

7.4           Licensee shall be responsible for, and shall pay, all sales, value added and similar taxes, if any, which may be imposed on any receipts of the seminars hereunder, as well as any other tax based upon Licensee’s use of the Licensed WIN Business Information, or Licensed Marks in connection with the seminars.

8. Performance Requirements

8.1           Licensee shall use all reasonable commercial efforts to exploit and use the Licensed WIN Business Information for the benefit of Licensee and WIN.

8.2           Licensee shall advertise and promote the seminars in a manner consistent with normal business practices using all reasonable commercial efforts to achieve the maximum attendance possible for its seminars.

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.

8.3                               In the event of any of the following circumstances, WIN at its sole discretion may, by written notice, terminate the licenses under this License Agreement:

a. the Licensee fails to make seminars available for sale in the marketplace within 6 months of the Effective Date;

b. any time after the first anniversary of this Agreement, the number of free customer acquisition Seminars provided fall below 6 in two of three successive Accounting Periods.

9. Warranties and Representations

9.1                               WIN warrants and represents that:

a. It has the right to grant the licenses and enter into this Agreement without seeking the approval or consent of any third party and without payments to any third party;

b. There are no existing or threatened claims or proceedings by any entity relating to the Licensed WIN Business Information, or Licensed Marks or challenging WIN’s ownership of the same;

c. None of the Licensed WIN Business Information, or Licensed Marks are subject to any outstanding order, decree, judgment, stipulation, written restriction, undertaking or agreement limiting the scope or use of the Licensed WIN Business Information, or Licensed Marks or declaring any of it abandoned;

d. To the best of WIN’s knowledge, with respect to the Licensed WIN Business Information, or Licensed Marks, WIN has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and WIN has not received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation or violation nor does WIN have any knowledge that any such charge or claim may be forthcoming; and

e. To the best of WIN’s knowledge, any trade secrets comprising part of the Licensed WIN Business Information have been properly maintained as trade secrets.

9.2                               Licensee warrants and represents that:

a. Licensee has all rights necessary and is fully authorized to enter into and perform under this Agreement;

b. There are no existing or threatened claims or proceedings by any entity against Licensee that would impair Licensee’s ability to perform under this agreement.

10. Term and Termination

10.1                         The license hereunder shall commence upon the Effective Date, and shall continue until terminated pursuant to Paragraph 10.2 of this Agreement.

10.2                         The license hereunder may be terminated

a. By either party in the event of a breach of this License Agreement by another party that is susceptible of cure, immediately, upon the end of a 30¬day period after written notice of such breach to the breaching party, if such breach is not cured within the 30-day period.

b. By either party, in the event of a breach of this Agreement by another party that is not susceptible of cure, immediately, upon written notice of such breach to the other party.

c. By either party, immediately, if the other party becomes insolvent, makes an assignment for the benefit of its creditors, or becomes the subject of any bankruptcy or insolvency proceedings, or ceases to do business.

d. By WIN pursuant to Paragraph 8.3.

e. By WIN, immediately, in the event of a breach by Licensee (that is susceptible of cure) which impairs or tends to impair the value of, the goodwill associated with, or any part of WIN’s right, title and interest in, the Licensed Trademarks and/or the Licensed WIN Business Information, if after written notice of such breach to Licensee, such breach is not cured as soon as practicable, but in any case within a 30-day period from such notice.

f. By WIN, immediately, in the event that Licensee attempts to assign, transfer or sublicense any of the rights and licenses’ granted hereunder without WIN’s prior written approval except as permitted under Paragraph 2.3

g.  By Licensee, immediately, in the event that Licensee is enjoined from practicing the Licensed WIN Business Information by a court of competent jurisdiction, by reason of the Licensed WIN Business Information per se violating the rights of a third party. This provision, however, shall not apply if the injunction relates to:

i. a product, system, combination, method or process in which the Licensed WIN Business Information is or may be used, where use of the Licensed WIN Business Information standing alone is not enjoined;

ii. a modification or other alteration of the Licensed WIN Business Information by any person or entity other than WIN, where use of the unmodified or unaltered Licensed WIN Business Information provided by WIN is not enjoined;

iii. an aspect or feature of the Licensed WIN Business Information, not specifically proposed by WIN and specifically required by Licensee or implemented by or for Licensee, where the Licensed WIN Business Information, without such aspect or feature is not enjoined; or

iv. one manner of practicing the Licensed WIN Business Information, where the practice of another commercially viable manner of practicing the Licensed WIN Business Information is not enjoined.

10.3                         Upon termination of the license hereunder, all rights and privileges in and to the Licensed WIN Business Information and Licensed Marks granted to the Licensee herein shall automatically revert to WIN or its nominee, and the Licensee shall immediately cease any use thereof.

10.4                         Paragraphs 3.6, and Sections 6 (Confidentiality), and 11 (Indemnification) hereof shall survive termination (for any reason) of this License Agreement.

11. Indemnification

11.1                         Each party shall defend, indemnify and hold harmless the other party against and from all claims, demands or causes of action, as well as any and all damages, expenses, costs, interest and reasonable legal fees, including those incurred on appeal, in any way related to, arising out of or connected with a breach of the indemnifying party’s representations, warranties or agreements, or otherwise with respect to the indemnifying party’s conduct and actions, under and pursuant to this Agreement.

12. Insurance

12.1                         Licensee shall obtain and maintain in effect during the term of this Agreement and so long as Licensee uses Licensed WIN Business Information and/or the Licensed Marks, appropriate liability insurance policies in such amounts and against such risks as are obtained and maintained by companies similarly situated, and Licensee shall, at Licensee’s expense, name WIN as an additional insured under such policies. Licensee shall furnish WIN, for WIN’s review and approval, a certificate of insurance evidencing the insurance coverage then in effect, which certificate shall indicate that the policies of insurance shall not be cancelable without at least 30 days prior written notice to WIN.

13. Waiver

13.1                         The failure of either party at any time or times to demand strict performance by the other party of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof, and either party may at any time demand strict and complete performance by the other party of said terms, covenants and conditions.

14. Notices

14.1                         All notices and other written communications required to be given under this Agreement shall be in writing and shall be delivered to the addressee in person, . mailed by registered or certified mail, return receipt requested, or transmitted via tele-facsimile (fax). Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally or if sent by facsimile transmission, or, if sent by certified or registered mail, three days following the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, postage and charges prepaid. The addresses and Fax numbers of the parties (until written notice of change shall have been given) shall be as follows:

To WIN

Fax:

With a copy to:

To Licensee:

With a copy to:

15. Binding Effect

15.1                         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16. Governing Law

16.1                         This agreement is made under and shall be governed by and construed in accordance with the laws of the United States and the internal laws of the State of Arizona without reference to principles of conflict of laws.

17. Force Majeure

17.1                         To the extent any event beyond the control of either party (such as an act of God, action of the elements, man-made or natural disaster, industry or supplier strike or other labor disturbance, or civil or military disturbance) shall prevent such party from performing any of its duties or obligations hereunder by the date provided or to be provided, the time for such performance shall be deemed extended for a period of time equivalent to the duration of such event; provided, however, that the party so prevented from performing must give prompt written notice to the other party of the nature of such event, the date when such event shall have taken place, and the date when the duration of such event shall have terminated; and further provided, however, that if performance shall be so prevented for a period of more than six months, the other party may terminate this Agreement by written notice of such termination, and thereafter neither party hereto shall be under any further liability or obligation to the other hereunder.

18. Dispute Resolution

18.1                         It is the Parties’ desire that any disputes that might arise between them be amicably settled, without resort to litigation, and the Parties will attempt to settle any such disputes through consultation and negotiation in good faith and in a spirit of mutual cooperation. All disputes or disagreements arising between the Parties, out of or relating to this Agreement, that cannot be resolved by the involved employees of the Parties, shall be brought before a conciliation committee, consisting of one management executive from each Party. The executives shall be of at least vice presidential level, and with the authority to bind the Parties. The conciliation committee shall, within fifteen (15) days after a written request from either Party, meet in person (or telephonically, if agreeable to both Parties) and attempt to work out a settlement. Such meeting shall be held at the facility of the non-requesting Party, or such other location as mutually agreed upon by the Parties.

18.2                         Notwithstanding this Section 18, judicial proceedings may be brought without need for prior arbitration:

a. by either Party, for interim relief pending resolution pursuant to this Section 18 of the Agreement;

b. by WIN for nonpayment by Licensee of undisputed royalties; or

c. by either Party for injunctive relief pertaining to violation of Section 6, Confidentiality.

19. Enforcement of Intellectual Property Rights

19.1                         Notice of Infringement. WIN and Licensee shall promptly notify one another in writing of any alleged infringement of the Licensed Marks within the Field Of Use. Within 15 days of the receipt of such notice or such other period as may be agreed to by the parties, WIN and Licensee shall meet and formulate a strategy for resolving the alleged infringement.

19.2                         WIN and Licensee (to the extent permitted under the law) each shall have the right to institute an action for such an infringement of the Licensed Marks against such third party in accordance with the following:

a. If WIN and Licensee agree to institute suit jointly, the suit shall be brought in both their names; the out-of-pocket costs thereof shall be borne equally by WIN and Licensee or as otherwise agreed by the parties; and recoveries, if any, whether by judgment, award, decree or settlement, shall be divided in order as follows:

i. reimbursement to WIN and Licensee for all costs of the litigation; and

ii.any remaining recovery will be divided between WIN and Licensee with damages attributable to activities outside of the Field of Use (if any) paid to the WIN and the remainder divided equally between the parties. WIN shall choose lead legal counsel, subject to Licensee’s approval, which shall not be unreasonably withheld, and shall exercise control over such action. However, WIN shall not enter into any settlement without Licensee’s approval, which approval shall not be unreasonably withheld, and Licensee may, if it so desires, be represented by counsel of its own selection, the fees for which counsel shall be paid by Licensee at Licensee’s sole expense (and not reimbursable hereunder).

b. In the absence of agreement to institute a suit jointly, WIN may institute suit, and, at its option, join Licensee as a plaintiff or otherwise appropriate participant in such legal process. WIN shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery by way of judgment or settlement. WIN shall choose lead legal counsel and exercise control over such action, provided, however, that Licensee may, if it so desires, be represented by counsel of its own selection, the fees for which counsel shall be paid by Licensee at Licensee’s sole expense (and not reimbursable hereunder).

c. In the absence of agreement to institute a suit jointly and WIN determines not to institute a suit, as provided in paragraph 19.2b above, Licensee shall have the right, but not the obligation, to pursue legal process to redress any alleged infringement. Upon WIN’s written consent, Licensee may bring such legal action in the name of WIN and may make WIN a party plaintiff or otherwise appropriate participant in such legal process. Licensee shall pay WIN’s legal expenses incurred in such legal process, and shall indemnify WIN against any order for costs that may be made against WIN in such proceedings. Should Licensee decide to pursue legal process under this paragraph, Licensee shall have the right to select lead legal counsel, subject to WIN’s approval, which shall not be unreasonably withheld, and shall exercise control over such litigation. However, Licensee shall not enter into any settlement without WIN’s approval, which approval shall not be unreasonably withheld. Any monetary recovery for an infringement in a suit brought by Licensee shall be considered Licensee’s recovery. However, any recovery in excess of expenses shall be considered gross revenue subject to royalty payments pursuant to Section 7 of this Agreement.

d. Should either WIN or Licensee commence a suit under the provisions of this Section and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided, however, that the sharing of expenses and a recovery in such suit shall be as agreed upon between WIN and Licensee.

19.3                         WIN and Licensee shall cooperate in any legal process concerning alleged infringement of the Licensed Marks. Each party shall, to the fullest extent possible, make available its employees, records, information and the like as relevant to the legal process.

20. Further documents

20.1                           The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

21. Entire Agreement

21.1                           This Agreement, along with any attachments, exhibits, schedules and documents incorporated by reference herein, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior communications, writings and other documents with regard thereto. No modification, amendment or waiver of any provision hereof shall be binding upon either party hereto unless it is in writing and executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.

22. Relationship of Parties

22.1                           Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture or of any association between the parties. None of the provisions contained in this Agreement nor any acts of the parties hereto shall be deemed to create any relationship between the parties other than the relationship specified in this Agreement.

23. Captions

23.1                           The division of this Agreement into and the use of captions for paragraphs is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

24. Severability

24.1                           In the event any provision of this Agreement or the application of any provision shall be held by a tribunal of competent jurisdiction to be contrary to law, then, the remaining provisions of this Agreement shall be unimpaired, and the illegal, invalid or unenforceable provision shall be replaced by a provision, which, being legal, valid and enforceable, comes closest to the intent of the parties underlying the illegal, invalid or unenforceable provision. In any event an illegal, invalid or unenforceable provision shall not affect the enforceability or the validity of the remaining terms or portions thereof, and each such unenforceable or invalid provision or portion thereof shall be severable from the remainder of this Agreement.

25. Cost of Enforcement

25.1                         If a party commences any arbitration, action at law or in equity, or for declaratory relief, or in appellate proceedings, to secure or protect any rights under, or to enforce any provision of, this License Agreement, then, in addition to any judgment, order, or other relief obtained in such proceedings, the prevailing party shall be entitled to recover from the losing party all reasonable costs, expenses, and attorneys’ fees incurred by the party in connection with such proceedings, including, attorneys’ fees incurred for consultation and other legal services performed prior to the filing of such proceeding.

Licensee		Licensor
Rich Dad Education, LLC		Whitney Information Network, Inc.

By:	/s/ Sharon L Lechter	By:	/s/ [ILLEGIBLE]
Name:	Sharon L Lechter	Name:
Member